FORM 3



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person(1)


   Adams                              Robin                  J.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)
           c/o Legal Department, American Axle & Manufacturing Holdings, Inc.
                            1840 Holbrook Avenue
--------------------------------------------------------------------------------
                                    (Street)

 Detroit                            Michigan                48212
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

--------------------------------------------------------------------------------
2.   Date of Event Requiring Statement (Month/Day/Year)

                         7/6/99
--------------------------------------------------------------------------------
3.   IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

American Axle & Manufacturing Holdings, Inc. (NYSE: AXL)
--------------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          Executive Vice President and
          Chief Financial Officer
          --------------------------
--------------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

================================================================================
             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




/s/ PATRICK S. LANCASTER                                        7/16/99
---------------------------------------------            -----------------------
        Signature of Reporting Person(1)                          Date
        Attorney in fact

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                           (Print or Type Responses)

                               POWER OF ATTORNEY

     Know all men by these presents that Robin J. Adams does hereby make,

constitute and appoint Patrick S. Lancaster and Michael K. Simonte as true and lawful attorneys-in-fact of the undersigned with full powers of substitution and revocation, and each such attorney-in-fact may act independently, for and in the name, place and stead of the undersigned (both in the undersigned's individual capacity and in any other corporate or partnership capacity the undersigned is otherwise authorized to sign), to execute and deliver such forms as may be required to be filed from time to time with the Securities and Exchange

Commission with respect to any investments of Robin J. Adams in the common stock of American Axle & Manufacturing Holdings, Inc. (including any amendments or supplements to any reports or schedules previously filed by such person)

pursuant to Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as

amended, including without limitation Schedules 13D and statements on Form 3,

Form 4 and Form 5.


                                             /s/ ROBIN J. ADAMS
                                             ----------------------------------
                                             Name: Robin J. Adams


Dated as of July 6, 1999

STATE OF:          MICHIGAN
COUNTY OF:         WAYNE

On July 6, 1999, before me, the undersigned, a Notary Public of said State, duly commissioned and sworn, personally appeared Robin J. Adams proved to me on the basis of satisfactory evidence to be the person who executed the within instrument in his individual capacity.

In witness whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.

                                             /s/ JANICE A. WASHO
                                             ----------------------------------
                                             Notary Public:

                                                     JANICE A. WASHO
                                              NOTARY PUBLIC, MACOMB COUNTY, MI
                                              MY COMMISSION EXPIRES 01-16-2003